UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Plumas Bancorp

(Name of Registrant as Specified in Its Charter)

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1

To our Shareholders,

We are thrilled to report that with record-breaking and award-winning performance, it’s been another phenomenal year for your Company. We ended the year once again with record levels of earnings, loans, deposits and assets. In 2017, our Company’s total assets grew by more than $87 million, or 13%, ending the year close to three quarters of a billion dollars in total assets. With our significantly improved financial performance and our solid capital position, we declared a 40% increase in our 2017 semi-annual cash dividend to our shareholders.

Moreover, we are extremely proud of being awarded the prestigious Community Bankers Cup by Raymond James & Associates for operating one of the top performing community banks in our nation. Out of the 272 community banks across the United States analyzed for the awards, Plumas Bancorp made the top 10% thus earning the Banker’s Cup. But even more exciting is that out of the 28 chosen for the award, Plumas Bancorp ranked fifth overall. One of the metrics that we’re most proud of is our five-year stock performance. With our stock price increasing by over 600%, we significantly outperformed all of the top performing community banks in the nation. We are exceptionally proud of this performance and will continue to focus on building long-term shareholder value.

We are also pleased to report the addition of two key individuals to our team. First, Richard F. Kenny was appointed to the Plumas Bancorp and Plumas Bank board effective July 19, 2017. Kenny is a proven executive with over 40 years of management experience in operations, information systems, strategic planning and credit risk management. Before retiring in 2010, Kenny was the founding CEO and on the Board of Directors of Charles Schwab Bank headquartered in Reno, Nevada, and a subsidiary of the Charles Schwab Corporation. Prior to this, Kenny held a variety of key management positions for CITIBANK in Chicago, and Seoul, South Korea. Kenny’s extensive financial management experience and his significant leadership skills will be of great value as we continue to build our Company.

Second, Jeff Moore joined our bank as senior vice president, credit administrator. Jeff brings 37 years of banking experience to his new role and is responsible for assisting in managing our loan portfolio, loan documentation, loan operations and our special asset team. Jeff’s wealth of experience and industry knowledge makes him a key addition to our growing team. His expertise in credit and loan operations will be a valuable asset as we continue to strengthen and expand our franchise.

We continue to build our team, monitor the competitive landscape and look for opportunities for investment and growth. Our strict attention to both return on investment and expense control will ensure that we have the necessary capital to execute our long-term strategic plan and continue to produce growth and strong returns for our shareholders.

Thank you for your continued confidence in and support of Plumas Bancorp.

Andrew J. Ryback Director, President & Chief Executive Officer	Daniel E. West Director, Chairman of the Board

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Plumas Bancorp (the “Company”), which will be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 16, 2018 at 9:30 a.m. At this annual meeting, shareholders will be asked to (i) elect eight directors for the next year and (ii) ratify the appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2018.

The Company is requesting your proxy to vote at the annual meeting. The Board of Directors of the Company recommends that you vote “FOR” the election of each of the nominees for director and “FOR” the ratification of appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2018.   The proxy statement contains information about each of the nominees for directors, the Company’s executive compensation, and each of the other proxy proposals for shareholder vote.

To ensure that your vote is represented at this important meeting, please sign, date, and return the proxy card in the enclosed envelope as promptly as possible. As an alternative to using your paper proxy card to vote, you may also vote by telephone or over the internet by following the instructions on your proxy card.

Sincerely,

Andrew J. Ryback
President and Chief Executive Officer

The date of this proxy statement is March 29, 2018.

ii

Notice of Annual Meeting of Shareholders
Plumas Bancorp

To:	The Shareholders of Plumas Bancorp

Notice is hereby given of the Annual Meeting of Shareholders of Plumas Bancorp. The meeting will be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 16, 2018 at 9:30 a.m., for the purpose of considering and voting upon the following matters:

1.	Election of Directors. To elect eight (8) persons to serve as directors of Plumas Bancorp until their successors are duly elected and qualified.

Steven M. Coldani	Robert J. McClintock
William E. Elliott	Terrance J. Reeson
Gerald W. Fletcher	Andrew J. Ryback
Richard F. Kenny	Daniel E. West

2.

Ratification of the Appointment of Independent Auditors. To vote on the ratification of the appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2018.

3.	Transaction of Other Business. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 29, 2018 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the meeting.

You are urged to vote in favor of the election of all of the Board of Directors nominees for directors and “FOR” the ratification of the appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2018, by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. As an alternative to using your paper proxy card to vote, you may also vote by telephone or over the internet by following the instructions on your proxy card. If you do attend the meeting, you may then withdraw your proxy. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors,

Dated: March 29, 2018	Terrance J. Reeson, Vice Chairman and Secretary

iii

Plumas Bancorp
Proxy Statement

Annual Meeting of Shareholders
May 16, 2018

Plumas Bancorp (the “Company”) is providing this proxy statement to its shareholders in connection with the annual meeting of shareholders to be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 16, 2018 at 9:30 a.m. and at any and all adjournments or postponements thereof (the “Meeting”).

It is expected that the Company will mail this proxy statement and accompanying notice and form of proxy to shareholders on or about April 6, 2018.

Shareholders may also view this proxy statement and the 2017 Annual Report to Shareholders on the internet at http://materials.proxyvote.com/729273.

General Information

Voting By Proxy. Whether or not you plan to attend the Meeting, you may submit a proxy to vote the shares registered in your name via internet, telephone or mail as more fully described below:

●	By Internet: Go to http://www.proxyvote.com and follow the instructions. You will need information from your proxy card or electronic delivery notice to submit your proxy.

●	By Telephone: Call 1.800.690.6903 and follow the voice prompts. You will need information from your proxy card or electronic delivery notice to submit your proxy.

●	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card, and return it in the envelope provided.

If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via internet or telephone. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations “FOR”:

●	Proposal 1: Election to the Board of all of the 8 director nominees named in this proxy statement;

●	Proposal 2: Ratification of the appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2018.

If other matters properly come before the Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Meeting, including for the purpose of soliciting proxies to vote in accordance with the recommendations of the Board of Directors (the “Board”) on any of the above items.

Revocability of Proxies and Proxy Voting

You may revoke your proxy at any time before it is exercised by:

●	written notice of revocation delivered to Terrance J. Reeson, Corporate Secretary of Plumas Bancorp, at 35 S. Lindan Avenue, Quincy, California 95971;
●	a properly executed proxy of a later date mailed to the Company;
●	casting a new vote by telephone or internet; or
●	voting in person at the Meeting if you are the holder of record.

If you are a street name shareholder and you voted by proxy, you may revoke your proxy by informing the holder of record in accordance with that entity’s procedures. In addition, the powers of the proxy holders will be revoked if the person executing the proxy is present at the Meeting and elects to vote in person. Subject to such revocation or suspension, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Meeting in accordance with the instructions on the proxy.

If no instruction is specified by the shareholder with regard to the matter on the proxy to be acted upon, the proxy holders will vote the shares represented by the proxy “FOR” each of the nominees for director, and “FOR” ratifiying the appointment of Vavrinek, Trine, Day & Company, LLP as our independent auditors for the fiscal year ending December 31, 2018. If any other matter is presented at the Meeting, the proxy holders will vote in accordance with the recommendations of the Board.

Persons Making the Solicitation

The Board of Directors of the Company is soliciting proxies. The Company will bear the expense of preparing, assembling, printing, and mailing this proxy statement and the material used in the solicitation of proxies for the Meeting. The Company contemplates that proxies will be solicited principally through the use of the mail, but officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation for the solicitation. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, the Company may utilize the services of individuals or entities not regularly employed by the Company in connection with the solicitation of proxies, if management of the Company determines that this is advisable.

Voting Securities

Management of the Company has fixed March 29, 2018 as the record date for purposes of determining the shareholders entitled to notice of, and to vote at, the Meeting. On March 29, 2018, there were 5,082,675 shares of the Company’s common stock issued and outstanding. Each holder of the Company’s common stock will be entitled to one vote for each share of the Company’s common stock held of record on the Company’s books as of the record date. In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the Meeting gives notice at the Meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively. If any shareholder of the Company gives that notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected. These votes may be cast for any one nominee, or may be distributed among as many nominees as the shareholder sees fit. If cumulative voting is declared at the Meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated at the discretion of the proxy holders, in accordance with management’s recommendation.

The eight nominees for director receiving the most votes will be elected. Therefore, shares voted “withhold” and broker non-votes will have no impact on the outcome of the election of directors. Proposal 2 regarding the ratification of the appointment of the Company’s auditors requires the approval of a majority of the shares represented and voting at the Meeting, with affirmative votes constituting at least a majority of the required quorum. Therefore, shares voted “withhold” and broker non-votes will have no impact on the outcome of these proposals, assuming that the affirmative votes constitute at least a majority of the required quorum.

Shareholdings of Certain Beneficial Owners and Management

Management of the Company knows of no person who owns, beneficially or of record, either individually or together with associates, five percent or more of the outstanding shares of the Company’s common stock, except as set forth in the table below. The following table sets forth, as of March 16, 2018, the number and percentage of shares of the Company’s outstanding common stock beneficially owned, directly or indirectly, by principal shareholders, by each of the Company’s directors, our executive officers named in the Summary Compensation Table contained in this proxy statement, and by the directors and executive officers of the Company as a group. The shares “beneficially owned” are determined under the Securities and Exchange Commission (“SEC”) Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, named executive officer (“NEO”) or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 16, 2018. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned or acquirable by exercise of stock options. Management is not aware of any arrangements that may result in a change of control of the Company.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Principal Shareholders that own 5% or more:
Cortopassi Partners, L.P.	476,967	(2)	9.4
Siena Capital Partners GP, LLC.	352,747	(3)	7.0
Directors and Named Executive Officers:
Andrew J. Ryback, President, CEO and Director	62,874	(4)	1.2
Richard L. Belstock, EVP and CFO	53,418	(5)	1.0
BJ North, EVP and Chief Banking Officer (CBO) of Plumas Bank	20,800	(6)	*
Kerry D. Wilson, EVP and CCO of Plumas Bank	32,250	(7)	*
Daniel E. West, Director and Chairman of the Board	57,238	(8)	1.1
Terrance J. Reeson, Director, Vice Chairman and Secretary of the Board	87,631	(9)	1.7
Steven M. Coldani, Director	16,439	(10)	*
William E. Elliott, Director	81,000	(11)	1.6
Gerald W. Fletcher, Director	37,058	(12)	*
John Flournoy, Director	57,406	(13)	1.1
Richard F. Kenny	2,300	(14)	*
Robert J. McClintock, Director	100,281	(15)	2.0
All 12 Directors and Executive Officers as a Group	608,695		11.8
*	Less than one percent

(1)

Includes 87,200 shares subject to options held by the directors and executive officers that were exercisable within 60 days of March 16, 2018. In accordance with SEC rules, these are treated as issued and outstanding for the purpose of computing the percentage of each director, named executive officer, and the directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person, including principal shareholders.

(2)

Based solely on information provided by the beneficial owners in a Schedule 13G filed with the SEC on January 25, 2017 by Cortopassi Partners, L.P., Dean A. Cortopassi is President of San Tomo, Inc., the general partner of Cortopassi Partners, L.P. Mr. Cortopassi disclaims beneficial ownership of the shares held by Cortopassi Partners, L.P. except to the extent of his partnership interests therein. The address of the Cortopassi Partners, L.P. is 11292 North Alpine Road, Stockton, California 95212.

(3)

Based solely on information provided by the beneficial owners in a Schedule 13G/A filed with the SEC on January 27, 2017. Siena Capital Partners GP, LLC. is the general partner of each of Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P. Siena Capital Partners I, L.P. may be deemed to beneficially own 343,768 shares of common stock of the Company, Siena Capital Partners Accredited, L.P. may be deemed to own 8,979 shares of common stock of the Company, and Siena Capital Partners GP, LLC. may be deemed to own 352,747 shares of common stock of the Company. The address of the Siena entities is 100 North Riverside Plaza, Suite 1630 Chicago, Illinois 60606.

(4)

Mr. Ryback has shared voting and investment powers as to 23,500 of these shares. Includes 12,800 shares that Mr. Ryback has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

(5)	Includes 14,400 shares that Mr. Belstock has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

(6)	Includes 20,800 shares that Ms. North has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

(7)

Mr. Wilson has shared voting and investment powers as to 15,922 of these shares. Includes 9,600 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

(8)

Mr. West has shared voting and investment powers as to 23,662 of these shares and sole voting powers but shared investment powers as to 16,794 of these shares. Includes 8,000 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

(9)

Mr. Reeson has shared voting and investment powers as to 74,771 of these shares. Includes 8,000 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

(10)

Mr. Coldani has shared voting and investment powers as to 9,313 of these shares. Includes 2,400 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

(11)

Mr. Elliott has shared voting and investment powers as to 73,000 of these shares. Includes 8,000 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

(12)

Mr. Fletcher has shared voting and investment powers as to 36,213 of these shares. Includes 800 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

(13)	Includes 5,600 shares that Mr. Flournoy has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

(14)	Mr. Kenny has shared voting and investment powers as to these shares.

(15)

Mr. McClintock has shared voting and investment powers as to 56,058 of these shares. Includes 1,600 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 16, 2018.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. The Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2017 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Company’s common stock failed to file, on a timely basis, reports required during or with respect to 2017 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Ms. North, who inadvertently failed to timely file one report on Form 4 with respect to one transaction, Mr West who inadvertently failed to timely file one report on Form 5 with respect to one transaction and Mr. Wilson who inadvertently failed to timely file one report on Form 5 for the year ended December 31, 2016 with respect to one transaction and one report on Form 5 for the year ended December 31, 2017 with respect to two transacitons.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons named below, all of whom are current members of the Company’s Board of Directors (the “Board”), will be nominated for election as directors at the Meeting to serve until the 2019 Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes of the proxy holders will be cast in such a manner as to effect the election of all eight nominees, as appropriate, or as many as possible under the rules of cumulative voting. The eight nominees for directors receiving the most votes will be elected directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board. The Board has no reason to believe that any of the nominees named below will be unable to serve if elected. Additional nominations for directors may only be made by complying with the nomination procedures set forth in the Company’s Bylaws. See “Shareholder Proposals - Nomination of Director Candidates.”

The following table sets forth the names of, and certain information concerning, the persons to be nominated by the Board for election as directors of the Company. Each of the nominees is currently a director of the Company and the Company’s subsidiary, Plumas Bank (the “Bank”).

Name and Title Other than Director	Age	Year First Appointed Director	Principal Occupation During the Past Five Years

Daniel E. West Chairman of the Board	64	1997	President, Graeagle Land & Water Co., a land management company. President, Graeagle Water Co, a private water utility, Graeagle, CA.

Terrance J. Reeson Vice Chairman and Secretary of the Board	73	1984	Retired.

Steven M. Coldani	64	2013	President, Owner/Broker, Coldani Realty Inc. and co-owner of Graeagle Associates Realtors; a managing member of Coldani Farming, LLC, a diversified farming company, Lodi, CA.

William E. Elliott	77	1987	Retired.

Gerald W. Fletcher	75	1988	Forest Products Wholesaler, Susanville, CA.

Richard F. Kenny	69	2017	Retired.

Robert J. McClintock	60	2008	Certified Public Accountant, co-owner of McClintock Accountancy Corporation, Tahoe City, CA.

Andrew J. Ryback	52	2016	President and CEO of Plumas Bancorp and Plumas Bank.

Experience and Qualifications

The following is a brief description of the experience and qualifications of each nominee that the Corporate Governance Committee considered, in light of the Company’s business and structure, in nominating them for service as Directors:

Daniel E. West

Chairman of the Board

Director since 1997

Mr. Daniel E. West has lived in Graeagle, California since 1958. He is president of Graeagle Land and Water Company, a land management company, and Graeagle Water Company, a private water utility. Mr. West is a managing member of Graeagle Timber Company, LLC. He also serves as a director on the boards of Graeagle Fire Protection District and California Water Association. Mr. West graduated from the University of the Pacific, Stockton, California where he received a Bachelor of Science degree in Business Administration. Mr. West’s valuable business acumen, his extensive experience on various and diverse boards, and his deep ties to his community highly qualify him for service as a member of the Board and Chairman.

Terrance J. Reeson

Vice Chairman

Director since 1984

Mr. Terrance J. Reeson has lived in Quincy, California for over 50 years.  He is a retired U.S. Forest Service Aviation Officer for the Plumas National Forest. Mr. Reeson is active in his community and is a former executive director of the Quincy Chamber of Commerce.  Mr. Reeson’s relevant experience qualifying him for service as a director includes extensive government service, leadership experience, and widespread civic and community involvement.

Steven M. Coldani

Director

Director since 2013

Mr. Steven M. Coldani was born and raised in Lodi, California. He is a licensed real estate broker and the president and owner of Coldani Realty Inc. in Lodi, California; he is also co-owner of Graeagle Associates Realtors in Graeagle, California since 1992. In addition, Mr. Coldani is a managing member of Coldani Farming, LLC, a diversified farming company producing various row crops such as olives and grapes, hay and livestock. Mr. Coldani graduated from the University of the Pacific, Stockton, California where he received a Bachelor of Science degree in Business and Public Administration. Mr. Coldani’s relevant experience qualifying him for service as a member of the Board includes his familiarity with the real estate markets in which we operate, a broad range of management and community service experience including his service on the board of Community Business Bank, and his membership in the Lodi District Chamber of Commerce, the California Farm Bureau, the Lodi Association of Realtors and the Plumas Association of Realtors. He is also a past director of the California Association of Realtors.

William E. Elliott

Director

Director since 1987

Mr. William E. Elliott joined Plumas Bank in 1987 as President and Chief Executive Officer and retired in 2005. He has been in the banking industry for over 50 years holding various management and board positions; this experience highly qualifies him for service as a board director. Mr. Elliott graduated from California State University, Sacramento where he received a Bachelor of Science degree in Accounting and a Master’s in Business Administration. He also graduated from the Pacific School of Banking at the University of Washington. Mr. Elliott is very active in his community; he is a director and former chairman of the Feather River Community College Board, and he is a former chairman and director on the Plumas District Hospital Board, both in Quincy, California. He has been a member of the Rotary Club for over 40 years. Our Board of Directors benefits from Mr. Elliot’s in-depth knowledge of the Company gained through his position as our former President and Chief Executive Officer, including with respect to its operations, strategy, financial condition, and competitive position.

Gerald W. Fletcher

Director

Director since 1988

Mr. Gerald W. Fletcher has lived in Susanville, California since 1956 and is a retired rancher, realtor, and insurance agent. He is a former director of Sierra Security Bank. Mr. Fletcher owns and operates Fletcher Christmas Trees. He was also a reforeststation contractor and has planted millions of trees throughout Northern California. He is a member and past president of Lassen County Cattleman’s Association and a member of the Lassen County Farm Bureau. Mr. Fletcher’s relevant experience qualifying him for service as a member of the Board is comprised of a broad range of management and community service including his past service as Lieutenant in the Susanville Volunteer Fire Department, a past 4-H Leader, and previous experience as bank director.

Richard F. Kenny

Director

Director since 2017

Richard F. Kenny resides in Reno, Nevada and brings over 40 years of management experience in Operations, Information Systems, Strategic Planning and Credit Risk Management. Before retiring in 2010, he was the founding President and CEO of Charles Schwab Bank, a subsidiary of the Charles Schwab brokerage corporation. Prior to that, he served in a variety of management roles with Citibank, both domestic and international.  He is actively involved with KNPB public television and the Food Bank of Northern Nevada in the Reno community. He graduated from Northwestern University in Evanston, Illinois with a Bachelor of Science degree in Business Administration and Marketing and received his Master's in Finance from the University of Chicago.

Robert J. McClintock

Director

Director since 2008

Mr. Robert J. McClintock has lived in Tahoe City, California for over 30 years. He is a Certified Public Accountant and is a shareholder of McClintock Accountancy Corporation headquartered in Tahoe City, California with an additional office in Truckee, California. As a CPA, Mr. McClintock brings strong accounting and financial skills important to the oversight of the Company’s financial reporting, enterprise and operational risk management. Mr. McClintock is Troop Committee Chairman for Boy Scouts of America Troop 266. He is also a board member of the Kiwanis Club of North Lake Tahoe and has served previously as President and Treasurer. He is a member of the advisory board for the Tahoe Truckee Excellence in Education Foundation and has served previously as Treasurer. Mr. McClintock attended Michigan Tech University where he received his Bachelor of Science degree in Business Administration.

Andrew J. Ryback

Director, President and CEO

Director since 2016

Mr. Andrew J. Ryback joined Plumas Bank in 2001. In 2005 he was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank. In 2010 he was appointed interim President and Chief Executive officer and in 2011 that position became permanent.

Mr. Ryback received his Bachelor of Science degree in Business Administration from California State University, Northridge. He is a Certified Public Accountant and a graduate of Pacific Coast Banking School.  Mr. Ryback actively serves in a variety of international, regional and local organizations. He is a member of Rotary International and is a past president of the Quincy club. He is on the board of the California Community Banking Network (CCBN), an affiliate of the Independent Community Bankers of America (ICBA) and actively serves on ICBA’s Bank Education Committee. He is also on the Federal Reserve Bank of San Francisco’s Community Depository Institutions Advisory Council.  Locally, Mr. Ryback serves as the Treasurer on the Board of Directors of Sierra Cascade Family Opportunities, which oversees Head Start operations in Northeastern California, and he chairs the Plumas District Hospital Bond Oversight Committee. Additionally, Mr. Ryback serves as Commissioner and Treasurer for the Quincy Fire Protection District and previously served as a volunteer firefighter. Our Board of Directors benefits from Mr. Ryback’s in-depth knowledge of the Company gained through his position as our President and Chief Executive Officer, including with respect to its operations, strategy, financial condition, and competitive position.

All nominees will continue to serve if elected at the Meeting until the 2019 annual meeting of shareholders and until their successors are elected and have been qualified. None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Company acting within their capacities as such. There are no family relationships between any of the directors of the Company. No director of the Company serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

Board Matters

The Board of Directors and Committees

During 2017, the Company’s Board of Directors met 14 times. None of the Company’s directors attended less than 75 percent of all Board of Directors meetings and committee meetings of which they were members. The Company does not have a policy requiring director attendance at its annual meeting; however, most directors attend the meeting as a matter of course. All current directors attended the 2017 annual meeting of shareholders. The Board has established, among others, an Audit Committee and a Corporate Governance Committee, which serves as a nominating committee and a compensation committee, and each of these committees have charters. Charters for each of these committees are available on the Company’s website, www.plumasbank.com.

Shareholder Communication with the Board of Directors

If you wish to communicate with the Board of Directors or the Chairman of the Board you may send correspondence to the Corporate Secretary, Plumas Bancorp, 35 S. Lindan Avenue, Quincy, California 95971. The Corporate Secretary will perform a review of such correspondence to ensure that communications forwarded to the Board or the Chairman preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board or the Chairman such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (the “Unrelated Items”) will not be forwarded. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded. Any communication that is relevant to the conduct of the Company’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Chairman and any other independent director on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with the Company’s management and specifically instruct that any personal employee complaints be forwarded to the Company’s Human Resources Department.

Board Role in Risk Oversight

The Board’s duties include understanding and assessing risks to the Company and monitoring the management of those risks. To fulfill this responsibility the directors are expected to attend all meetings and review materials in advance of the meetings. Each meeting includes a review of the activities of each board committee including the committee’s activities related to risk management. Each of our board committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the Board of Directors on its findings.

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Corporate Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes and reviews risks related to compensation matters. Our Loan Committee regularly reviews the Company’s lending policies, evaluates the adequacy of our allowance for loan losses, and approves the Company’s larger extensions of credit. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board through its review of the Company’s compliance with regulations set forth by its regulatory authorities, including the FDIC and recommendations contained in regulatory examinations. The Company’s chief compliance officer regulatory reports to and meets with the Corporate Governance Committee.

With respect to risk related to compensation matters, the Corporate Governance Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. On December 21, 2016, the Board approved the Company’s cash non-equity incentive plan for 2017 (See “Executive Compensation – Non-Equity Incentive Plan.”) No individual officer’s earnings under the 2017 non-equity incentive plan exceeded $51,200, with the exception of Mr. Ryback who earned an incentive of $124,213. The Corporate Governance Committee concluded that the 2017 non-equity incentive plan did not encourage unnecessary or excessive risk taking. The other significant source of compensation to executives is in the form of long-term equity awards that are important to help further align executives’ interests with those of the Company’s shareholders. The Corporate Governance Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Corporate Governance Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.

Leadership Structure of Board

The Board believes that the Company and its shareholders are best served by having an independent Board Chairman and a separate CEO. We separate these roles in recognition of the differences between the two roles. The CEO is responsible for day-to-day leadership and performance of the Company, while the Chairman of the Board provides strategic guidance to the CEO and presides over meetings of the full Board.

Code of Ethics

The Board of Directors has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer and principal financial officer) and financial personnel, known as the Corporate Governance Code of Ethics. This Code of Ethics Policy is available on the Company’s website at www.plumasbank.com. Shareholders may request a free copy of the Code of Ethics Policy from Plumas Bancorp, Ms. Elizabeth Kuipers, Investor Relations, 35 S. Lindan Avenue, Quincy, California 95971. Additionally, a copy of the Company’s Corporate Governance Code of Ethics can be accessed at http://www.plumasbank.com. Click on the “Investor Relations” tab and then “Governance Documents.”

Director Independence

The Board has determined that each of the following non-employee directors are “independent” within the meaning of the listing standards and rules of NASDAQ.

Daniel E. West	Richard F. Kenny
Steven M. Coldani	Robert J. McClintock
Gerald W. Fletcher	Terrance J. Reeson
John Flournoy

Mr. Ryback is not independent because he is an employee of the Company. The Board has not determined that Mr. Elliot is independent because he is the Company’s former President and Chief Executive Officer and receives retirement benefits from the Company.

Audit Committee

The Company has an Audit Committee composed of Mr. McClintock, Chairman, and Messrs. Flournoy, Kenny and Reeson. The Board has determined that each member of the Audit Committee meets the independence and experience requirements of the listing standards of NASDAQ and the SEC applicable to audit committee members. The Board has also determined that Mr. Robert J. McClintock is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and NASDAQ’s listing standards.

The Audit Committee met nine times during 2017. The Audit Committee reviews all internal and external audits including the audit by Vavrinek, Trine, Day & Company, LLP, the Company’s independent auditor for 2017. The Audit Committee reports any significant findings of audits to the Board of Directors and ensures that the Company’s internal audit plans are met, programs are carried out, and deficiencies and weaknesses, if any, are addressed. The Audit Committee meets regularly to discuss and review the overall audit plan. The Audit Committee’s policy is to pre-approve all recurring audit and non-audit services provided by the independent auditors through the use of engagement letters. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding all services provided by the independent auditors and fees associated with those services performed to date. The fees paid to the independent auditors in 2017 and 2016 were approved per the Audit Committee’s pre-approval policies.

Audit Committee Report

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

The Board of Directors and the Audit Committee has reviewed the Company’s audited financial statements and discussed such statements with management. The Audit Committee has discussed with Vavrinek, Trine, Day & Company, LLP, the Company’s independent auditors during the year 2017, all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees) and Rule 2-07(Communication with Audit Committees) of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent external audit firm’s examination of the financial statements. The Committee also discussed the results of internal audits.

The Audit Committee has also received the written disclosures and the letter from Vavrinek, Trine, Day & Company, LLP as required by the PCAOB’s Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

THE AUDIT COMMITTEE:

Robert J. McClintock, Chairman	John Flournoy
Terrance J. Reeson	Richard F. Kenny

Corporate Governance Committee

The Company has a Corporate Governance Committee which met five times during 2017. The Corporate Governance Committee consists of Mr. Flournoy, Chairman, and Messrs. Coldani, Kenny, Reeson, and West. The Board has determined that Messrs. Flournoy, Coldani, Kenny, Reeson, and West are “independent” within the meaning of the listing standards and rules of NASDAQ, including those applicable to compensation committee members. The Corporate Governance Committee, which functions as the Board’s nominating and compensation committees, provides assistance to the Board by identifying qualified individuals as prospective Board members, recommends to the Board the director nominees for election at the annual meeting of shareholders, nominates the Chairperson and Vice-Chairperson of the Board, oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends corporate governance guidelines to the Board of Directors.

The Corporate Governance Committee also serves as the Board’s compensation committee and at least annually reviews, adjusts (as appropriate), and approves the Company’s directors’ compensation, including cash, equity, or other compensation for service on the Board, any committee of the Board, and as Chairperson of the Board or any committee of the Board. The Corporate Governance Committee at least annually reviews, adjusts (as appropriate) and approves the Chief Executive Officer’s compensation, provides advice and consents to the Chief Executive Officer in the review and adjustment of executive officer compensation (other than the Chief Executive Officer), approves the compensation strategy for the Company’s employees, reviews and recommends for approval by the Board all equity-based compensation, including stock options and stock grants, and approves other personnel matters, which are in excess of management’s authority.

The Corporate Governance Committee does not have any written specific minimum qualifications or skills that the committee believes must be met by either a committee-recommended or a shareholder-recommended candidate in order to serve on the Board. The Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Corporate Governance Committee or the Board decided not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the following criteria. While no specific diversity policy exists, in practice, when identifying and evaluating new directors, the Corporate Governance Committee considers the diversity and mix of the existing members of the Board, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), background, skills, and employment experience. Among other things, when examining a specific candidate’s qualifications, the Corporate Governance Committee considers the candidate’s ability to represent the best interest of the Company; existing relationships with the Company; interest in the affairs of the Company and its purpose; ability to fulfill director responsibilities; leadership skills; reputation within the Company’s community; community service; integrity; business judgment; ability to develop business for the Company; and ability to work as a member of a team. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee does not discriminate against prospective nominees on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law. All nominees to be considered for election as directors at the Meeting were recommended by the Corporate Governance Committee.

The Corporate Governance Committee will consider nominees to the Board proposed by shareholders, although the Board has no formal policy with regard to shareholder nominees as it considers all nominees on their merits as aforementioned. Any shareholder nominations proposed for consideration by the Board may only be made by complying with the nomination procedures set forth in the Company’s Bylaws, which are summarized below. See “Shareholder Proposals - Nomination of Director Candidates.” Any such notices should be addressed to:

Chairman of the Board
Plumas Bancorp
35 S. Lindan Avenue
Quincy, CA 95971

Executive Officers

     The following table sets forth information concerning the executive officers of the Company and the Bank:

Name	Age	Position and Principal Occupation for the Past Five Years
Andrew J. Ryback	52	President and Chief Executive Officer of the Company and the Bank since November, 2011.

Richard L. Belstock	61	Executive Vice President of the Company and the Bank since July, 2012. Chief Financial Officer of the Company and the Bank since November, 2011.

BJ North	67	Executive Vice President and Chief Banking Officer of Plumas Bank since January, 2018. Executive Vice President of Retail Banking, Marketing and Commercial Lending of the Bank since July, 2011.

Kerry D. Wilson	61	Executive Vice President and Chief Credit Officer of the Bank since July 18, 2012.

Executive Compensation

Compensation Discussion and Analysis

We strive for a total executive compensation program that will:

●	support our business strategy, improve our overall performance, and be cost effective by paying for performance with incentive pay being a key part of executive compensation,
●	align the interests of our executives with the long-term interests of our shareholders by having a significant portion of the compensation of our executives as equity in the Company,
●	be internally equitable with the total compensation of our Chief Executive Officer being a low multiple of the total compensation of our other executive officers,
●	be externally equitable with the base salary of our executive officers being competitive with our peers.

As such, the Corporate Governance Committee believes that executive officer compensation should be closely aligned with the performance of the Company on a short-term and long-term basis, and that such compensation should be structured to assist the Company in attracting and retaining key executives critical to its long-term success. The total compensation of our executive officers consists of five components: (i) an annual base salary; (ii) annual incentive bonuses paid only upon achievement of pre-established objective performance targets for the Company; (iii) stock option awards granted to link the interests of our executive officers with those of the Company’s shareholders by providing long-term incentives to executive officers of the Company through appreciation in the Company’s stock price; (iv) post-employment benefits, specifically salary continuation agreements designed as a long-term incentive and retention benefit and (v) perquisites that the Committee believes to be customary with those made available to executive officers in similar positions, including a 401(k) match.

We believe that the higher the level of the executive, the higher the level of leadership required and risk associated with that executive position to achieve our corporate and financial objectives. Therefore, incentive compensation related to achieving our corporate performance targets and equity compensation related to stock price performance is emphasized in the positions of the Chief Executive Officer and in the Executive Vice President positions, with these elements of compensation providing a higher percentage of total compensation than in lower level positions within the Company.

At the 2016 annual shareholder meeting, the Company’s shareholders approved an advisory vote on the named executive officers’ compensation by approximately 95% of the votes cast. The Corporate Governance Committee believes this high degree of shareholder support for our 2016 say-on-pay proposal affirms shareholders’ support of our executive compensation program, and the Corporate Governance Committee considered the results of this vote in setting compensation for the named executive officers for 2017 and 2018. We believe shareholders’ support of the Company's compensation program indicates that shareholders concur with the compensation program that we have implemented. The Corporate Governance Committee will continue to consider the outcome of shareholders’ votes on our say-on-pay proposals when making future compensation decisions for the named executive officers.

During 2015, the Corporate Governance Committee consulted with Pearl Meyer & Partners, LLC, (“Pearl Meyer”), a compensation consulting firm. Pearl Meyer served as an independent compensation consultant to advise the Corporate Governance Committee on matters related to the executives’ compensation. Pearl Meyer also provided guidance on industry best practices and assisted the Corporate Governance Committee by providing comparative market data on compensation practices and programs for the executives based on an analysis of peer competitors. Related to the executive’s compensation, Pearl Meyer advised the Corporate Governance Committee in (1) determining base salaries, (2) setting competitive levels for the Company’s Executive Incentive Plan, (3) determining the appropriateness of individual grant levels for equity awards, (4) evaluating the retirement plans and benefit amounts, (5) evaluating the perquisite program and allowances provided, and (6) determining the appropriateness of the change in control and termination benefits.

(i)	Annual Base Salary

In setting base salaries our goal is to provide competitive levels of cash compensation to the named executives based upon their duties, responsibilities, and experience.

Non-Equity Incentive Plan

On December 21, 2016, the Board of Directors of Plumas Bancorp approved the Company’s cash non-equity incentive plan for 2017 (the “2017 NEI”, the “Plan”). Eligible employees under the 2017 NEI include all officers of Plumas Bank (the “Bank”) who have reached, at a minimum, the level of Assistant Vice President. Incentives were payable under the 2017 NEI once the Bank had reached 80% of budgeted pretax, pre-bonus income. The maximum total bonus pool available for distribution was $1,086,000 at 120% of budgeted pretax, pre-bonus income. At budget, the bonus pool would total $754,000. Up to 13% of the pool could be allocated to Mr. Andrew Ryback, the Company’s Chief Executive Officer and President. Executive Vice Presidents each could earn up to 5% of the bonus pool. Under the 2017 NEI, cash incentive payments to the Company’s Chief Executive Officer and President were based 60% on pretax, pre-bonus income targets, 20% upon the attainment of performance goals, and 20% upon various performance metrics. Cash incentive payments for the Company’s Executive Vice Presidents were based 70% on pretax, pre-bonus income targets, 10% upon the attainment of performance goals, and 20% upon various performance metrics. Goals and metrics for the Company’s Chief Executive Officer and President included targeted increases in loans and deposits, continued improvement in asset quality, targeted levels of ROE and ROA compared to a select group of peer institutions and promoting efficiency in the lending area. At budget, the maximum amount of incentive payment that could be earned by the Company’s Chief Executive Officer and President was $98,053 and for each Executive Vice President the maximum incentive payable at budget was $37,713. At 120% or more of budget, the maximum amount of incentive payment that could be earned by the Company’s Chief Executive Officer and President was $141,196 and for each Executive Vice President the maximum incentive payable was $54,306. A bonus pool of $1,023,000 was earned under the 2017 NEI based on the Bank achieving 115% of budgeted pretax, pre-bonus income, exceeding targeted levels of ROE and ROA and meeting three of the five goals. Incentives earned by NEOs under the Plan were as follows:

	Incentive Earned Based on:
Executive	Pretax Income	Goals	Metrics	Total
Andrew J. Ryback	$80,939	$16,228	$27,046	$124,213
Richard L. Belstock	$37,297	$3,467	$10,402	$51,166
BJ North	$36,197	$3,467	$10,402	$50,066
Kerry D. Wilson	$35,733	$2,601	$10,402	$48,736

A total of forty-six employees received incentive payments under the Plan, which were paid during the first quarter of 2018.

A bonus pool of $825,000 was earned under the 2016 NEI based on the Bank achieving 116% of budgeted pretax, pre-bonus income. No individual officer’s earnings under the 2016 NEI exceeded $42,500, with the exception of Mr. Ryback who earned an incentive of $107,358 in 2016. A total of forty-five employees received bonus payments under the 2016 NEI, which were paid during the first quarter of 2017.

(ii)	Stock Option Awards

The Board considers equity compensation in the form of stock option awards to be an important component of its total compensation package because it helps align the interests of the Company’s executives to those of its shareholders and provides a significant retention incentive. During 2013 the Company’s shareholders approved the Plumas Bancorp 2013 Stock Option Plan (the “2013 Plan”), which allows for the granting of stock option awards to employees. The 2013 Plan has a term of 10 years. Up to 500,000 shares of common stock may be issued pursuant to awards of stock options under the 2013 Plan. The Corporate Governance Committee approves and recommends to the Board for its approval all stock option grants. The Company makes grants of equity-based compensation only at fair market value of our stock at the time of grant. The exercise price of stock options is set at the closing stock price on the date of grant. All option grants have a maximum vesting period of five (5) years and expire no more than ten (10) years from the date of grant.

During 2016, the Company granted a total of 79,200 stock options under the 2013 Plan to officers at the level of Senior Vice President or above, including Mr. Ryback (14,400 shares), Mr. Belstock (9,600 shares), Ms. North (9,600 shares) and Mr. Wilson (9,600 shares). The options were granted on February 17, 2016, have an exercise price of $8.75 per share, vest in four equal annual installments over a four year period and expire eight years after the date of grant. The Company granted no stock options during the years ended December 31, 2017 and December 31, 2015.

The Company incorporates the officer’s position level in the determination of the total value of the equity-based compensation to be included in the officer’s total compensation. Generally, the higher the officer’s level, the more options that may be granted to the officer. Additional options may be granted to an individual based on outstanding achievement. This is consistent with the Company’s philosophy of rewarding those officers who have the most impact on our performance.

(iii)	Post-Employment Benefits

We consider providing significant post-employment benefits in the form of providing salary continuation benefits to our executives as an important long-term component of their total executive compensation to reward them for their service and loyalty to the Company. These post-employment benefits also help us retain executives because the benefits are subject to vesting over a period of years.

In 2005 the Company entered into a salary continuation agreement with Mr. Ryback. The purpose of the salary continuation agreement is to provide a special incentive to the experienced executive officer to continue employment with the Company on a long-term basis. The 2005 agreement provides Mr. Ryback with salary continuation benefits of up to $62,000 per year for 15 years after retirement at age 65. On April 1, 2016 this agreement was amended to increase Mr. Ryback’s annual benefit from $62,000 to $80,000 per year. In the event of death prior to retirement, Mr. Ryback’s beneficiary is entitled to a portion of the death benefits pursuant to a split dollar agreement. In the event of disability wherein Mr. Ryback does not continue employment with the Company, he is entitled to salary continuation benefits, at a reduced amount depending on the length of service with the Company, beginning at age 65 or on the date on which he is no longer entitled to disability benefits under the Company’s group disability insurance, whichever is earlier. If Mr. Ryback terminates employment with the Company for a reason other than death or disability prior to the retirement age of 65, he will be entitled to salary continuation benefits at a reduced amount depending on the length of service with the Company. The vesting of salary continuation benefits for Mr. Ryback occurs at a rate that provides for a 90% vesting at age 60 and 2% per year for the next five years of service.

In the event of a change of control of the Company and Mr. Ryback terminates employment with the Company or its successor within a period of 24 months after such change in control, the unvested portion of his salary continuation benefits would vest and the payment of the salary continuation benefits would begin the month following the month of termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code. The salary continuation benefits are informally funded by single premium life insurance policies with Mr. Ryback as the insured party and the Company as the beneficiary of the policies.

The Company has entered into a split dollar agreement with Mr. Ryback. The purpose of the split dollar agreement is to provide special incentive to Mr. Ryback to continue employment with the Company on a long-term basis. To accomplish this, the Company agrees to divide the net death proceeds of life insurance policies on Mr. Ryback’s life with Mr. Ryback’s beneficiary. However, Mr. Ryback’s rights or interests in the split dollar policies no longer exist once he ceases to be employed by the Company for any reason whatsoever prior to normal retirement age provided that he has received or had the opportunity to receive any benefit under his executive salary continuation agreement. The Company has agreed to pay the taxes on the imputed income on the life insurance benefit provided to Mr. Ryback under the split dollar agreement.

On April 1, 2016, the Company entered into Salary Continuation Agreements with Mr. Belstock, Ms. North and Mr. Wilson.  Mr. Belstock’s agreement provides him with salary continuation benefits of up to $54,000 per year for 10 years, subject to his continuous employment through March 31, 2026. Mr. Wilson’s and Ms. North’s agreement provides salary continuation benefits of up to $48,000 per year for 10 years, subject to his/her continuous employment through March 31, 2026. If Messrs. Belstock or Wilson or Ms. North terminates employment with the Company for a reason other than a change in control prior to the retirement date of March 31, 2026, he/she will be entitled to salary continuation benefits at a reduced amount depending on their length of service with the Company.  In the event that Messrs. Belstock or Wilson or Ms. North terminates his/her employment with the Company or its successor within a period of 24 months after a change in control, he/she is entitled to the full vesting of his/her salary continuation payments and the payment of the salary continuation benefits beginning with the month following the month of termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code.

Perquisites

The Company offers a qualified 401(k) plan in which the named executive officers participate on the same terms as all other employees. The Company recommenced its matching contribution beginning on January 1, 2015. During 2017, the Company’s contribution to the 401(k) plan totaled $150,000 consisting of a matching amount of 30% of the employee’s contribution up to a total of 2.4% of the employee’s compensation. During 2016 and 2015, the Company’s contribution consisted of a matching amount of 25% of the employee’s contribution up to a total of 2% of the employee’s compensation totaling $114,000 and $111,000, respectively. The Company also offers its executives medical, dental, and vision plans under the same terms to all employees. Other perquisites and benefits, which do not represent a significant portion of the named executive’s total compensation, include for Mr. Ryback and Ms. North a Company provided automobile and maintenance on the automobile. For Mr. Ryback the payment of his portion of the split dollar insurance premium. For Messrs. Ryback, Belstock, and Wilson and for Ms. North a monthly allowance to cover the business portion of their cellular phone use and gasoline for use in their automobiles. These plans and the contributions we make to them provide an additional benefit to attract and retain executive officers of the Company.

The Role of Executive Officers in Determining Executive Compensation: The Corporate Governance Committee, working with the Chief Executive Officer, sets the Chief Executive Officer’s goals not later than the end of the first quarter of each fiscal year. The Corporate Governance Committee is responsible for obtaining information from management and the Board with respect to the performance of the Chief Executive Officer in connection with these goals at the end of each fiscal year and evaluates the performance of the Chief Executive Officer. The Compensation Committee, at least annually, reviews, adjusts, and approves the Chief Executive Officer’s compensation, including annual base salary, incentive bonuses, equity compensation, employment agreements, severance agreements, change in control agreements/provisions, and any other benefits, compensation, or arrangements. The Chief Executive Officer reviews and recommends adjustments to the other named executive officers’ compensation. The Compensation Committee provides advice to the Chief Executive Officer in his review and adjustment of other named executive officers’ compensation, and their compensation is ultimately subject to the committee’s approval.

Tax Considerations: It is our intent that all compensation be deductible by the Company. At this time, essentially all compensation we paid to the named executive officers is deductible under the provisions of the Internal Revenue Code.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

THE CORPORATE GOVERNANCE COMMITTEE:
John Flournoy, Chairman	Terrance J. Reeson
Steven M. Coldani	Daniel E. West
Richard F. Kenny

The following table sets forth information concerning the compensation earned by the Company’s 2017 NEOs.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Andrew J. Ryback
President and CEO of	2017	$275,010	$0	$0	$0	$124,213	$36,346	$13,622	$449,191
the Company and	2016	$275,010	$0	$0	$51,179	$107,358	$24,226	$12,326	$470,099
Plumas Bank	2015	$210,000	$0	$0	$0	$100,000	$15,170	$10,632	$335,802

Richard L. Belstock
EVP and CFO of	2017	$175,100	$0	$0	$0	$51,166	$28,990	$7,367	$262,623
the Company and	2016	$173,825	$0	$0	$34,120	$42,500	$19,891	$5,769	$276,105
Plumas Bank	2015	$170,000	$0	$0	$0	$25,300	$0	$5,421	$200,721

BJ North EVP and Chief	2017	$169,950	$0	$0	$0	$50,066	$25,769	$7,459	$253,244
Banking Officer of	2016	$168,713	$0	$0	$34,120	$40,875	$17,681	$6,321	$267,710
Plumas Bank	2015	$165,000	$0	$0	$0	$24,500	$0	$8,146	$197,646

Kerry D. Wilson EVP	2017	$169,950	$0	$0	$0	$48,736	$25,769	$6,314	$250,769
and Chief Credit Officer	2016	$168,713	$0	$0	$34,120	$40,500	$17,681	$6,139	$267,153
of Plumas Bank	2015	$165,000	$0	$0	$0	$23,700	$0	$5,658	$194,358

(1)	The Company did not grant any stock awards in 2017, 2016 or 2015.

(2)

The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic  718. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2018. No stock options were granted in 2017 or 2015.

(3)

The amounts in this column relate to cash awards earned and accrued under the Incentive Compensation Plan. That plan and these awards are discussed in the Compensation Discussion and Analysis section of this proxy statement.

(4)

The amounts in column (i) include premiums paid and accrued on life insurance policies (Mr. Ryback), personal use of a Company automobile (Mr. Ryback and Ms. North), tax gross ups, Company-provided gasoline, Company 401(k) matching contribution and cell phone allowance.

The following table shows all outstanding option awards held by NEOs as of December 31, 2017. There are no outstanding stock awards.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)		(c)	(d)	(e)	(f)

	3,600	(1)	10,800		$8.75	02/18/2024
Andrew J. Ryback	3,600	(2)	3,600	N/A	$6.32	04/28/2022

	2,400	(1)	7,200		$8.75	02/18/2024
	7,200	(2)	2,400		$6.32	04/28/2022
Richard L. Belstock	2,500	(3)	0	N/A	$2.95	03/16/2019

	2,400	(1)	7,200		$8.75	02/18/2024
	7,200	(2)	2,400		$6.32	04/28/2022
BJ North	6,400	(3)	0	N/A	$2.95	03/16/2019

	2,400	(1)	7,200		$8.75	02/18/2024
Kerry D. Wilson	2,400	(2)	2,400	N/A	$6.32	04/28/2022

(1)	Options were granted 2/17/2016, have an eight year life and vest 25% per year beginning 2/17/2017
(2)	Options were granted 4/28/2014, have an eight year life and vest 25% per year beginning 4/28/2015
(3)	Options were granted 3/16/2011, have an eight year life and vest 25% per year beginning 3/16/2012

The following table shows all option awards exercised by NEOs during the year end December 31, 2017. There are no outstanding stock awards.

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
(a)	(b)	(c)
Andrew J. Ryback	2,400	$27,432
Richard L. Belstock	2,000	$31,700
Kerry D. Wilson	4,800	$56,064
BJ North	8,000	$127,200

The following table shows all plan-based awards granted to NEOs during 2017. For more information about these awards, see “Non-Equity Incentive Plan” on page 14.

Grant of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards (3)	All Other Option Awards (3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	# of Shares of Stock or Units	# of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		$	$	$	#	#	#	#	#	$/share	$
Andrew J. Ryback	N/A	15,688	98,053	141,196	N/A	N/A	N/A	0	0	0	0
Richard L. Belstock	N/A	12,822	37,713	54,306	N/A	N/A	N/A	0	0	0	0
BJ North	N/A	12,822	37,713	54,306	N/A	N/A	N/A	0	0	0	0
Kerry D. Wilson	N/A	12,822	37,713	54,306	N/A	N/A	N/A	0	0	0	0

(1)

The Company’s named executive officers participate in an annual bonus plan in which payments are determined based on the achievement of certain financial performance measures for that fiscal year and the achievement of certain position specific individual goals, except for the Chief Executive Officer. Payments earned in 2017 and paid in February of 2018 under this plan were as follows: Mr. Ryback: $124,123; Mr. Belstock: $51,166; Ms. North: $50,066; and Mr. Wilson: $48,736.

(2)	The Company does not have an equity incentive plan.

(3)	The Company did not issue options or stock to the named executive officers during 2017.

The following table presents information related to pension benefits to named executive officers, and specifically the benefits associated with their salary continuation agreements as of December 31, 2017. The Company also provides certain pension benefits under the Plumas Bank 401(k) plan, and the annual amount of matching contributions to the named executive officers in such plan for their behalf is included in column (i) of the Summary Compensation Table. For more information about these benefits, please see “Post-Employment Benefits” on page 15.

Pension Benefits
Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Andrew J. Ryback	Salary Continuation Agreement	12	$199,655	$0
Richard L. Belstock	Salary Continuation Agreement	2	$48,881	$0
BJ North	Salary Continuation Agreement	2	$43,450	$0
Kerry D. Wilson	Salary Continuation Agreement	2	$43,450	$0

(1)	Years of service are calculated from the date of the executive’s original Salary Continuation Agreement.

None of the Company’s named executive officers participated in nonqualified defined contribution or other nonqualified deferred compensation plans during 2017.

Potential Payments Upon Termination Or Change of Control

The following is a discussion of the payments that may come due to a named executive officer following a change of control of the named executive officer. None of the Company’s NEOs have employment agreements that provide additional benefits, other than those previously discussed, upon termination. The amounts assume that such termination was effective as of December 31, 2017, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment including all unused vacation pay and amounts vested through the Bank’s 401(k) Plan. Upon termination of employment, a named executive officer also has the right to exercise all vested stock options, unless their termination is for cause.

Potential Payments Made Upon a Change in Control

Salary Continuation Agreements: The Company has entered into salary continuation agreements with Messrs. Ryback, Belstock, Wilson and Ms. North. In the event of a change of control of the Company and the executive terminates employment with the Company or its successor within a period of 24 months after such change in control, the unvested portion of the salary continuation benefits would be vested in full and the payment of the salary continuation benefits would begin with the month after the executive’s termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code.

Stock Option Agreements: Upon a change in control all stock options held by a named executive officer may vest and become exercisable.

The following information is based on (i) the executive’s salary at December 31, 2017; and (ii) assumes the triggering event was on December 31, 2017.

Change in Control
	Vesting of Options (1)	Salary Continuation (2)	Total
Andrew J. Ryback	$216,828	$646,893	$863,721
Richard L. Belstock	$144,552	$377,153	$521,705
BJ North	$144,552	$335,247	$479,799
Kerry D. Wilson	$144,552	$335,247	$479,799

(1)

Represents the difference between the market price of the Company’s stock at December 31, 2017 and the weighted average exercise price of the options that would vest on a change in control multiplied by the number of options that would become fully vested on a change in control.

(2)

Represents the present value of the fully vested salary continuation benefit, using interest rate assumptions consistent with those used in the Company’s financial statements, less the present value of the accumulated benefit that was recorded on the Company’s financial statements as of December 31, 2017.

Compensation of Directors

      The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2017.

Director Compensation Table
Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Daniel E. West (Chairman)	$33,720	N/A	$0	N/A	$8,839	$0	$42,559
John Flournoy	$26,700	N/A	$0	N/A	$11,361	$0	$38,061
Robert J. McClintock	$26,700	N/A	$0	N/A	$7,978	$0	$34,678
Steven M. Coldani	$26,700	N/A	$0	N/A	$6,598	$0	$33,298
William E. Elliott	$26,700	N/A	$0	N/A	$0	$0	$26,700
Gerald W. Fletcher	$26,700	N/A	$0	N/A	$0	$0	$26,700
Terrance J. Reeson	$26,700	N/A	$0	N/A	$0	$0	$26,700
Richard F. Kenny	$11,125	N/A	$0	N/A	N/A	$0	$11,125

(1)	During 2017, non-employee directors other than Chairman each received $2,225 per month for serving on the Company’s and Plumas Bank’s Board of Directors. The Chairman received $2,810 per month.
(2)

As of December 31, 2017, each of Messrs. Elliott, Reeson and West held options to purchase 9,600 shares of common stock; each of Messrs. Flournoy and Fletcher held options to purchase 7,200 shares of common stock; Mr. McClintock held options to purchase 3,200 shares of common stock; and Mr. Coldani held options to purchase 4,000 shares of common stock.

(3)	Represents the change in value of the retirement benefits discussed in the following section titled “Director Retirement Benefits.”

Director Retirement Agreements

The Company has entered into Director Retirement (fee continuation) Agreements with its non-employee Directors excluding Messrs. Elliott and Kenny. Mr. Elliott retired as President and Chief Executive Officer of the Company during 2005 and is currently receiving benefits under his executive salary continuation agreement. Mr. Kenny will become eligible to participate in the Company’s Director Retirement Program after three years of service on the Board. The purpose of the fee continuation agreements is to provide a retirement benefit to the Board members as an incentive to continue informal service with the Company. The agreements provide for fee continuation benefits of up to $10,000 per year with a term of 12 years after retirement with the exception that Board members Coldani, Flournoy and McClintock’s agreements have a term of 15 years. In the event of death prior to retirement, the beneficiary will receive full fee continuation benefits, with the exception of Messrs. Coldani, Flournoy and McClintock’s beneficiaries who would be entitled to receive a lump sum payment of $30,000. In the event of disability wherein the director does not continue service with the Company, the director is entitled to fee continuation benefits, at a reduced amount depending on the length of service with the Company, beginning the month following termination of service. The agreements, with the exception of Messrs. Coldani, Flournoy and McClintock’s agreements, allow for a Hardship Distribution under specified circumstances. Hardship Distributions are limited to the amount the Company had accrued under the terms of the agreement as of the day the director petitioned the Board to receive a Hardship Distribution. Upon a change in control, the director is eligible to receive the full fee continuation benefits upon the director’s termination of service. The fee continuation benefits, with the exception of Messrs. Coldani’s and McClintock’s benefits, are informally funded by single premium life insurance policies. The directors are the insured parties and the Company is the beneficiary of the respective policies.

Post-Retirement Consulting Agreements

The Company has entered into Post-Retirement Consulting Agreements with its Messrs. Fletcher, Reeson and West. The purpose of the Agreements is to provide consideration to the Board members in exchange for consulting services after their retirement from the Board. The Agreements provide for consulting fees of $10,000 per year for three years after retirement. In the event of death prior to completion of the consulting services, the beneficiary will receive death benefits equal to the remaining unpaid consulting fee benefits. In the event of disability wherein the retired director is unable to continue consulting services with the Company, the Company may terminate the director’s post-retirement consulting services. If the retired director voluntarily terminates his consulting services for other than good reason or if the Company terminates the director’s post-retirement consulting services for cause, the Post-Retirement Consulting Agreement shall terminate.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At the Meeting, shareholders will be asked to ratify the appointment of Vavrinek, Trine, Day & Company, LLP (“VTD”) as the Company’s independent auditors for the fiscal year ending December 31, 2018. VTD has served as independent registered public accounting firm for the audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2017 and 2016. We have been advised by VTD and by the directors themselves that neither it nor any of its members or associates has any relationship with us or our subsidiaries, other than as independent auditors.

Proposal 2 is nonbinding. If the appointment is not ratified, our Audit Committee will consider whether to appoint another independent registered public accounting firm at its discretion. If the appointment is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

Representatives of VTD will be present at the Meeting, will have an opportunity to make any statement that they may desire to make, and will be available to answer appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF VAVRINEK, TRINE, DAY & COMPANY, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Fees Paid to Independent Auditors:

Aggregate fees billed by VTD to the Company and Plumas Bank and the percentage of those fees that were pre-approved by the Company’s Audit Committee for the years ended 2017 and 2016 are as follows:

	2017	Percentage Pre- Approved	2016	Percentage Pre- Approved
Audit fees	$179,000	100%	$106,000	100%
Audit-related fees	16,000	100%	15,000	100%
Tax fees	16,000	100%	16,000	100%
Other fees	-	-	-	-
Total fees	$211,000	100%	$137,000	100%

The Audit Committee has considered the provision of non-audit services provided by VTD to be compatible with maintaining its independence.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 7, 2018 and should contain such information as is required under the Company’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in the Company’s proxy materials.

Nomination of Director Candidates: The Company’s Bylaws permit shareholders to nominate directors at a shareholder meeting. In order to make a director nomination at an annual shareholder meeting, it is necessary that you notify the Company not less than 120 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders. This proxy statement was first sent to shareholders on April 6, 2018. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by the Company not later than December 7, 2018. In addition, the notice must meet all other requirements contained in the Company’s Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

Copy of Bylaw Provisions: You may contact the Investor Relations Officer, Ms. Elizabeth Kuipers, at the Company for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. Additionally, a copy of the Company’s Bylaws can be accessed at http://www.plumasbank.com. Click on the “Investor Relations” tab, “Corporate Information”, and then “Governance Documents.”

Certain Transactions

Some of the directors and executive officers of the Company and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, the Company in the ordinary course of the Company’s business, and the Company expects to have banking transactions with such persons in the future. In management’s opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other non-affiliated persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectability or present other unfavorable features.

Other Matters

Management does not know of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

Available Information

The Company’s common stock is registered under the Securities Exchange Act of 1934 and as a result the Company is required to file annual reports, quarterly reports and other periodic filings with the SEC which are posted and available at no cost on the Company’s website, www.plumasbank.com, as soon as reasonably practicable after the Company files such documents with the SEC. These reports and filings are also available for inspection and/or printing at no cost through the SEC website, www.sec.gov. In addition, regulatory report data for both the Company and Plumas Bank are available for inspection and/or printing at no cost through the Federal Financial Institutions Examination Council’s (the “FFIEC”) website, www.ffiec.gov and the Federal Deposit Insurance Corporation’s (the “FDIC”) website, www.fdic.gov, respectively.

You may request an additional copy of the proxy statement, 10-K, 2017 annual report to shareholders, and form of proxy as to this Meeting or all future shareholder meetings by calling us at 1.888.375.8627, by writing to us at Plumas Bancorp, 35 S. Lindan Avenue, Quincy, California 95971, Attn: Ms. Elizabeth Kuipers, Vice President and Investor Relations Officer, or by email at investorrelations@plumasbank.com.

PLUMAS BANCORP

PLUMAS BANCORP
35 S. LINDAN AVENUE
QUINCY, CA 95971

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E42579-P03573

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PLUMAS BANCORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of eight (8) persons to be directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Director Nominees:

01) Steven M. Coldani
02) William E. Elliott
03) Gerald W. Fletcher
04) Richard F. Kenny
05) Robert J. McClintock
06) Terrance J. Reeson
07) Andrew J. Ryback
08) Daniel E. West

The Board of Directors recommends you vote FOR proposal 2:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, including the Shareholder Letter, and Form 10-K are available at www.proxyvote.com.

E42580-P03573

PROXY
PLUMAS BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Messrs. Daniel E. West, Steve M. Coldani, and Terrance J. Reeson, as proxies with full power of substitution, to represent, vote and act, as designated on the reverse side, with respect to all shares of common stock of Plumas Bancorp (the "Bancorp") which the undersigned would be entitled to vote at the meeting of shareholders to be held on May 16, 2018 at 9:30 a.m. at the Plumas Bank Credit Administration Building, located at 32 Central Avenue, Quincy, California, or any adjournments thereof, with all the powers the undersigned would possess if personally present.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE SIGN AND DATE ON THE REVERSE SIDE